Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors and Media:

Julie Dewey, IRC

Nevro Corp.

Vice President, Investor Relations & Corp Communications

650-433-3247  |  julie.dewey@nevro.com

Nevro Reports Fourth Quarter and Full Year 2020 Financial Results

REDWOOD CITY, California, February 24, 2021 – Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today reported its financial results for the fourth quarter and full year ended December 31, 2020 and provided 2021 guidance.

Recent Highlights

•	Fourth Quarter 2020 Worldwide Revenue of $109.7 Million; Decrease of 4% Compared to Prior Year
•	Fourth Quarter 2020 Net Loss from Operations of $0.9 Million; Fourth Quarter 2020 Non-GAAP Adjusted EBITDA of $15.7 Million
•	Company Provides Full-Year 2021 Revenue Guidance of $430 Million to $450 Million
•	Company Provides Full-Year 2021 Non-GAAP Adjusted EBITDA Guidance of $0 Million to $15 Million
•	Submitted PMA Supplement to FDA in December Seeking Approval of Senza® System for Treatment of Chronic Pain Associated with Painful Diabetic Neuropathy (PDN)
•	Senza-PDN and Senza-NSRBP Randomized Clinical Data Presented at 2021 North American Neuromodulation Society Virtual Meeting Reinforce Significant Benefits of Nevro's HF10® Therapy

Fourth Quarter 2020 Financial Overview

Worldwide revenue for the fourth quarter of 2020 was $109.7 million, a decrease of 4% compared to $114.4 million in the prior year period. On a sequential basis, fourth quarter worldwide revenue increased 1% compared to the third quarter of 2020. U.S. revenue in the fourth quarter of 2020 was $94.6 million, a decrease of 3% compared to $97.9 million in the prior year period. On a sequential basis, fourth quarter U.S. revenue increased 4% compared to the third quarter of 2020. In the fourth quarter of 2020, total U.S. permanent implant procedures decreased 1%, with trial procedures declining 8% compared to the prior year period. Nearly 200 scheduled U.S. permanent implant procedures were cancelled in the fourth quarter, with the majority occurring in the month of December. In late November and all of December, reductions in both trials and perms were caused by a combination of patient reluctance to move forward due to COVID-related issues and facility constraints on elective procedures due to COVID resurgence in specific geographies.  International revenue was $15.1 million, a decrease of 8% on an as reported basis (14% on a constant currency basis), compared to $16.5 million in the prior year period. Both U.S. and international revenue was meaningfully impacted by the resurgence of COVID activity in the second half of the quarter.

“While the COVID-impacted environment continues to be a difficult one, we believe we continued to capture market share in the core lower back and leg pain market throughout 2020 with our best-in-class HF10 SCS technology, the expanded Omnia platform, superior clinical data and sharpened commercial execution,” said D. Keith Grossman, Chairman, CEO and President of Nevro. “I believe we are well positioned for attractive and sustainable growth as the pressure of COVID on our business subsides.  We expect pent-up patient demand to come back into the system as infection rates decline, vaccine availability improves and the market reverts to normalcy. In addition, we are excited about expanded growth opportunities to treat Painful Diabetic Neuropathy

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and Non-Surgical Refractory Back Pain, which will bring our HF10 therapy to potentially many more patients who are unable to find relief with currently available treatment options.”

Gross profit for the fourth quarter of 2020 was $78.0 million, a decrease of 4% compared to $81.3 million in the prior year period. The decrease in gross profit was primarily attributable to the year-over-year reduction in revenue. Gross margin was 71% in the fourth quarter of 2020, consistent with the prior year period.

Operating expenses for the fourth quarter of 2020 were $78.9 million, a 15% decrease compared to $92.9 million in the prior year period.  The year-over-year decrease in operating expenses was primarily related to a decrease in clinical trial expenses related to PDN and NSRBP studies, lower personnel and travel expenses, as well as management’s continued initiatives to drive leverage throughout the business which had begun well before COVID. Legal expenses associated with patent litigation were $5.1 million for the fourth quarter of 2020, compared to $1.7 million in the prior year period.

Net loss from operations for the fourth quarter of 2020 was $0.9 million, a 93% improvement compared to a loss of $11.7 million in the prior year period. Non-GAAP adjusted EBITDA for the fourth quarter of 2020 was $15.7 million, compared to $1.5 million in the prior year period.  Non-GAAP adjusted EBITDA excludes certain litigation expenses, interest, taxes, and non-cash items such as stock-based compensation and depreciation and amortization. Please see the financial table below for GAAP to Non-GAAP reconciliations.

Cash, cash equivalents and short-term investments totaled $588.0 million as of December 31, 2020, an increase of $15.1 million in the fourth quarter of 2020.

Full Year 2020

Worldwide revenue for the full year 2020 was $362.0 million, a 7% decrease compared to $390.3 million in the prior year period. U.S. revenue for the full year 2020 was $311.9 million, a 4% decrease compared to $326.0 million in the prior year period.  International revenue was $50.2 million, a 22% decrease as reported, or a 24% decrease on a constant currency basis, compared to $64.2 million in the prior year period.  Please see financial statements for additional full year 2020 results and GAAP to Non-GAAP reconciliations.

2021 Outlook

Nevro continues to monitor and evaluate the impact the global response to the COVID pandemic has had, and will continue to have, on its operations and financial results.  The guidance provided below is highly sensitive to the company’s COVID recovery assumptions, which include an ongoing and steady recovery in the U.S. and key international geographies leading to more normalized case scheduling and elective procedure levels beginning in the second quarter of 2021.  This guidance also assumes the impact from COVID will diminish with each sequential quarter this year as vaccine availability improves and patients begin to again seek elective care in typical levels. If these assumptions differ materially from the actual pace of COVID recovery and its impact on the company’s markets, then the company may need to change or withdraw this guidance in the future.

Nevro expects first quarter of 2021 worldwide revenue of approximately $84 million to $86 million.  This assumes COVID headwinds in the first two months of the first quarter of 2021, with improvement beginning in March of 2021.  The company expects operating expenses in the first quarter of 2021 of approximately $83 million to $86 million, including litigation expenses and additional investment in PDN market development.

Nevro expects full year 2021 worldwide revenue of approximately $430 million to $450 million.  This range assumes FDA approval of PDN at the beginning of the third quarter of 2021 and a mid-single digit million revenue contribution from PDN in 2021, with the majority generated in the fourth quarter.

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For full year 2021, gross margin is expected to be approximately 69%, and operating expenses are expected to be approximately $370 million, including litigation expenses and approximately $22 million of investment in a PDN launch and market development.  The company expects full year 2021 non-GAAP adjusted EBITDA of $0 million to $15 million, which compares to a non-GAAP adjusted EBITDA loss of $3.9 million in 2020. Non-GAAP adjusted EBITDA excludes certain litigation expenses, interest, taxes and non-cash items such as stock-based compensation and depreciation and amortization.  Please see financial tables for GAAP to Non-GAAP reconciliations.

An investor presentation for the company’s fourth quarter and full year 2020 financial results is available in the “Investors” section of Nevro’s website at www.nevro.com.

Webcast and Conference Call Information

As previously announced, Nevro management will host a conference call starting at 1:30 pm PT / 4:30 pm ET today. Investors interested in listening to the call may do so by dialing (866) 324-3683 in the U.S. or +1 (509) 844-0959 internationally, using Conference ID: 1353779.  A live webcast, as well as an archived recording, will also be available in the “Investors” section of Nevro’s website at: www.nevro.com.

Internet Posting of Information

Nevro routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.nevro.com.  The company encourages investors and potential investors to consult the Nevro website regularly for important information about Nevro.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. HF10 therapy has demonstrated the ability to reduce or eliminate opioids in ≥65% of patients across six peer-reviewed clinical studies. The Senza® System, Senza II™ System, and the Senza® Omnia™ System are the only SCS systems that deliver Nevro's proprietary HF10® therapy. Senza, Senza II, Senza Omnia, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the company's current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: our belief that we are well positioned for attractive and sustainable growth as the pressure of COVID on our business subsides; our expectation that pent-up patient demand will come back into the system as infection rates decline, vaccine availability improves and the market reverts to normalcy; our belief in our ability to expand growth by treating Painful Diabetic Neuropathy and Non-Surgical Refractory Back Pain patients; our Q1 and full year 2021 financial guidance, including our belief (i) in an ongoing and steady recovery in the U.S. and key international geographies leading to more normalized case scheduling and elective procedure levels beginning in the second quarter of 2021 and (ii) that impact from COVID will diminish with each sequential quarter this year as vaccine availability improves and patients begin to again seek elective care in typical levels.  These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party

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payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims.  These factors, together with those that are described in greater detail in our Annual Report on Form 10-K that we expect to file on February 24, 2021, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements.  We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.  Nevro's operating results for the fourth quarter ended December 31, 2020 are not necessarily indicative of our operating results for any future periods.

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Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(unaudited)
Revenue	$109,731	$114,374	$362,048	$390,255
Cost of revenue	31,703	33,116	112,146	121,905
Gross profit	78,028	81,258	249,902	268,350
Operating expenses:
Research and development	11,830	16,933	45,600	59,017
Sales, general and administrative	67,073	76,006	267,154	305,812
Total operating expenses	78,903	92,939	312,754	364,829
Loss from operations	(875)	(11,681)	(62,852)	(96,479)
Other income (expense):
Interest income (expense), net	(6,094)	(1,399)	(18,850)	(4,911)
Other income (expense), net	150	(181)	(495)	(697)
Loss before income taxes	(6,819)	(13,261)	(82,197)	(102,087)
Provision for (benefit from) income taxes	310	481	868	1,599
Net loss	(7,129)	(13,742)	(83,065)	(103,686)
Changes in foreign currency translation adjustment	702	350	991	449
Changes in gains (losses) on short-term investments	(153)	(125)	(80)	315
Net change in other comprehensive loss	549	225	911	764
Comprehensive Loss	$(6,580)	$(13,517)	$(82,154)	$(102,922)
Net loss per share, basic and diluted	$(0.21)	$(0.44)	$(2.47)	$(3.37)
Weighted average shares used to compute net loss per share, basic and diluted	34,509,133	31,233,416	33,677,641	30,803,872

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Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2020	2019

Assets
Current assets
Cash and cash equivalents	$44,597	$65,373
Short-term investments	543,373	172,429
Accounts receivable, net	77,667	82,833
Inventories, net	83,296	91,579
Prepaid expenses and other current assets	4,173	9,838
Total current assets	753,106	422,052
Property and equipment, net	13,531	11,766
Operating lease assets	18,142	21,533
Other assets	4,043	13,338
Restricted cash	606	956
Total assets	$789,428	$469,645
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$23,109	$16,048
Short-term debt	168,776	—
Accrued liabilities and other	47,280	54,563
Total current liabilities	239,165	70,611
Long-term debt	141,771	160,300
Long-term operating lease liabilities	16,689	20,445
Other long-term liabilities	3,343	1,937
Total liabilities	400,968	253,293
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 34,583,064 and 31,544,361 shares issued and outstanding at December 31, 2020 and 2019, respectively	35	32
Additional paid-in capital	880,660	626,401
Accumulated other comprehensive loss	598	(313)
Accumulated deficit	(492,833)	(409,768)
Total stockholders’ equity	388,460	216,352
Total liabilities and stockholders’ equity	$789,428	$469,645

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Nevro Corp.

GAAP to Non-GAAP Adjusted EBITDA Reconciliation

(unaudited)

(in thousands)

The following table presents a reconciliation of GAAP net loss, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), to Adjusted EBITDA, a non-GAAP financial measure.

Reconciliation of actual results:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(unaudited)
GAAP Net loss	$(7,129)	$(13,742)	$(83,065)	$(103,686)
Non-GAAP Adjustments:
Interest (income) expense, net	6,094	1,399	18,850	4,911
Provision for income taxes	310	481	868	1,599
Depreciation and amortization	1,182	1,298	4,958	4,726
Stock-based compensation expense	10,118	10,377	42,655	41,697
Litigation related expenses	5,090	1,701	11,877	10,432
Adjusted EBITDA	$15,665	$1,514	$(3,857)	$(40,321)

Reconciliation of guidance:

	Year Ended
	December 31, 2021
	(Low Case)	(High Case)

GAAP Net Loss	$(92,600)	$(77,600)
Non-GAAP Adjustments	92,600	92,600
Adjusted EBITDA	$—	$15,000

Management uses certain non-GAAP financial measures, most specifically Adjusted EBITDA, as a supplement to GAAP financial measures to further evaluate the Company’s operating performance period over period, analyze the underlying business trends, assess performance relative to competitors and establish operational objectives.

Management believes it is important to provide investors with the same non-GAAP metrics it uses to evaluate the performance and underlying trends of the Company’s business operations to facilitate comparisons to its historical operating results and evaluate the effectiveness of its operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of the Company’s underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income.  In calculating non-GAAP Adjusted EBITDA, the Company further adjusts for the following items:

•

Stock-based compensation expense – The Company excludes non-cash costs related to the Company’s stock-based plans, which include stock options, restricted stock units and performance-based restricted stock units as these expenses do not require cash settlement from the Company.

•

Litigation related expenses – The Company excludes legal and professional fees associated with certain legal matters which management considers not related to the underlying operating performance of the business.

Full year guidance excludes the impact of foreign currency fluctuations.

The non-GAAP financial measure should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measures, as it is not prepared in accordance with U.S. GAAP.

Amounts may not add due to rounding.

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